Exhibit 99.31

Joint Filing Agreement

The undersigned hereby agrees that they are filing this Amendment No. 14 to Schedule 13D jointly pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock of Clearwire Corporation. The undersigned further agree and acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: October 17, 2012

Sprint Nextel Corporation
By	/s/ Charles R. Wunsch
Name:	Charles R. Wunsch
Title:	Senior Vice President, General Counsel and Corporate Secretary
Sprint HoldCo, LLC
By	/s/ Charles R. Wunsch
Name:	Charles R. Wunsch
Title:	President
Eagle River Holdings, LLC
By	/s/ Amit Mehta
Name:	Amit Mehta
Title:	VP
Craig O. McCaw
By	/s/ Craig O. McCaw
Name:	Craig O. McCaw